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                                    January 28, 1998




Munr Kazmir, M.D.
111 Grand Avenue
Suite 220
Palisades Park, NJ 07650

Re: HealthCare Imaging Services, Inc./Jersey Integrated HealthPractice, Inc./ Pavonia Medical Associates, P.A.

Dear Dr. Kazmir:

Pursuant to our recent discussions, the following outlines the salient points of the consulting arrangement between you and the Company. You will provide such consultation and advice as the Company may reasonably request, including:

      1. Recommendations to the Company regarding new developments affecting Physician Practice Management;

      2. Recommendation to the management of the Company regarding interaction with physicians in the community surrounding the facility;

      3. Assistance in the development of newsletters, if so requested by the Company;

      4. Preparation and arrangement of seminars, luncheons and other training or education vehicles with physicians, chiropractors and other current and/or potential acquisition candidates;

      5. Recommendations to the Company regarding potential mergers/ acquisitions or strategic alliances with other healthcare related companies.

Please note that you shall have no authority or power to incur any debt, obligation or liability or enter into any contract or commitment on behalf of the Company.

The term of this agreement will be for one (1) year beginning January 1, 1998 and may be renewed for additional six month periods subject to our renegotiation of such extension prior to the anticipated termination date.


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Munr Kazmir, M.D.
Page 2



For all of your consulting services to the Company, the Company will pay you a consulting fee of $6,000 per month commencing January 1, 1998 and continuing for a period of 12 months until December 31, 1998. It is understood that this agreement supersedes the previous agreement entered into between you and Meadowlands MRI LLC, a subsidiary of the Company on May 22, 1997, which terminated as of December 31, 1997.

As a consultant, you hereby represent that you are aware of the Anti-Fraud and Abuse Amendments to the Social Security Act, the Medicare and Medicaid Program Protection Act and the Federal Safe Harbor Regulations. You further represent that, as a consultant, you cannot knowingly or willfully offer, pay, solicit or receive remuneration in order to induce business; and if you so you will be subject to civil and/or criminal penalties. I have enclosed a separate HealthCare Imaging Services, Inc. Statement of Policy for contracts and consultants which requires your signature. In addition, you represent that you are under no contractual or other restriction or obligation, and you will not enter into any contractual or other arrangement, which is inconsistent with the performance of your consulting services to the Company.

Please note that Untied States securities laws prohibit any person who has material, non-public information regarding the Company from purchasing or selling the Company's securities or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

On behalf of the Company, we look forward to a long and mutually beneficial consulting relationship with you. If the foregoing correctly sets forth our mutual understanding, please sign and return a copy of this letter. This letter shall contain the entire agreement between us with respect to your consulting arrangement with the Company and shall supersede all prior agreements or understandings between us relating to such arrangement.

                                          Yours truly,



                                          /s/ Elliott H. Vernon
                                          ----------------------------------
                                          ELLIOTT H. VERNON


AGREED TO AND ACCEPTED:

/s/ Munr Kazmir
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Munr Kazmir, M.D.


Date: January 28, 1998